EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 33-178935 on Form S-8 of our report dated May 3, 2013, relating to the consolidated financial statements of Orchard Supply Hardware Stores Corporation and subsidiaries (the “Company”) (which report expresses an unqualified opinion on the consolidated financial statements and includes explanatory paragraphs regarding (i) substantial doubt about the Company’s ability to continue as a going concern and (ii) certain allocations of expense from Sears Holdings Corporation), appearing in this Annual Report on Form 10-K of Orchard Supply Hardware Stores Corporation for the fiscal year ended February 2, 2013.

/s/ Deloitte & Touche LLP

San Francisco, California

May 3, 2013